EXHIBIT 10.41

SANMINA-SCI CORPORATION

DEFERRED COMPENSATION PLAN

Effective January 1, 2009

SANMINA-SCI CORPORATION

DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE

Effective January 1, 2003 Sanmina-SCI Corporation (the “Company”) approved the establishment of the Sanmina-SCI Corporation Deferred Compensation Plan (the “Plan”). The purpose of this Plan is to provide current tax planning opportunities as well as supplemental funds for the retirement or death of certain select employees of the Company.  It is intended that the Plan will aid the Company in retaining and attracting employees of exceptional ability.

The provisions of the Plan as amended and restated herein shall be effective as of January 1, 2009 and will apply to benefits accrued on and after January 1, 2005. The Plan shall also govern those benefits accrued under the Deferred Compensation Plan of the SCI Systems, Inc. Employee Financial Security Program that were transferred to this Plan effective as of March 1, 2008.  During the 2005 - 2008 period, the Plan was administered in accordance with IRS guidance under section 409A of the Internal Revenue Code (the “Code”).  The Plan as amended and restated is intended to reflect the requirements of Code section 409A and the regulations thereunder, and, in all respects, shall be administered and construed in accordance with such requirements.

The provisions of the Plan as of October 3, 2004 (the “2003 Plan Document”) will continue to apply to benefits accrued prior to 2005.  Set forth in Appendix A for reference only is a copy of the 2003 Plan Document.  No provision of the Plan as amended and restated, nor any future amendment to the Plan, shall amend any provision of the 2003 Plan Document in Appendix A unless otherwise indicated.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Account.  “Account” means the Account maintained by the Company in accordance with Article IV with respect to any deferrals, any amounts transferred to this Plan, and any applicable earnings.  A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to this Plan and shall not constitute or be treated as a trust fund of any kind.

2.2 Beneficiary.  “Beneficiary” means the person, persons or entity entitled under Article VI to receive any Plan benefits payable after a Participant’s death.

2.3 Board.  “Board” means the Board of Directors of Sanmina-SCI.

2.4 Bonus.  “Bonus” means any compensation that would qualify as “performance-based compensation” within the meaning of Code section 409A.  A Participant’s Bonus for purposes of the Plan shall be determined without regard to any reductions (1) for any deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code or (2) pursuant to any Deferral Commitment.

2.5 Change of Control.  “Change of Control” means:

(a) A change in the effective control of the Company as defined under Treasury Regulations section 1.409A-3(i)(5)(vi)(A)(1); or,

(b) A change in the ownership of the Company as defined under Code section 409A; or,

(c) A change in the ownership of a substantial portion of the Company’s assets as defined under Code section 409A.

2.6 Code.  “Code” means the Internal Revenue Code, as amended from time to time.

2.7 Code section 409A.  Code section 409A shall refer to, collectively, section 409A of the Code and the regulations and IRS guidance issued thereunder.

2.8 Committee.  “Committee” means Deferred Compensation Plans Committee established pursuant to the Committee Charter.

2.9 Committee Charter. “Committee Charter” means the Sanmina-SCI Corporation Deferred Compensation Plans Committee Charter.

2.10 Company.  “Company” means Sanmina-SCI Corporation or any successor thereto.

2.11 Compensation Committee.  “Compensation Committee” means the Compensation Committee of the Board.

2.12 Deferral Commitment.  “Deferral Commitment” means an election to defer Salary and/or Bonus pursuant to Article III.

2.13 Deferral Period.  “Deferral Period” means the period over which a Participant has elected to defer a portion of his Salary and/or Bonus.  Each calendar year shall be a separate Deferral Period.  However, for the initial Deferral Period under the Plan or for a newly eligible employee, the Deferral Period shall be the portion of the calendar year described in Section 3.2.

2.14 Disability.  “Disability” means a mental or physical condition that satisfies the definition of disability contained in the Company’s long-term disability plan and would make the individual eligible for benefits under that plan; provided that such condition would also qualify as a “disability” as defined under Code section 409A.  However, for purposes of Section 3.3 only, “Disability” means any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months, or any successor standard as may be set forth in Treasury Regulations section 1.409A-3(j)(4)(xii).

2.15 Elective Deferred Compensation.  “Elective Deferred Compensation” means the amount of Salary and/or Bonus that a Participant elects to defer pursuant to a Deferral Commitment.

2.16 Eligible Employee.  “Eligible Employee” means a management or highly compensated employee who is named by the Company’s Chief Executive Officer or his or her designee or the Committee as eligible to participate in this Plan.  To be considered for eligibility in a year, the employee must have a projected base salary equal to at least the compensation amount described under Code section 414(q).

2.17 Employer.  “Employer” means the Company and each related company or business which is part of the same controlled group under Code sections 414(b) or 414(c); provided that in applying Code section 1563(a)(1) – (a)(3) for purposes of determining a controlled group of corporations under Code section 414(b) and in applying Treasury Regulations section 1.414(c)-2 for purposes of determining whether trades or businesses are under common control under Code section 414(c), the phrase “at least 50 percent” is used instead of “at least 80 percent.”

2.18 Initial Election Period.  “Initial Election Period” for an Eligible Employee shall mean the period ending thirty (30) days after the date the employee becomes initially eligible under Section 3.1.

2.19 In-Service Distribution Schedule.  “In-Service Distribution Schedule” means the distribution schedule elected by the Participant as part of the Deferral Commitment, in accordance with the procedures established by the Committee, which shall govern any in-service distributions in accordance with Section 5.2.

2.20 Investment Funds.  “Investment Funds” means the portfolios or funds selected by the Committee to be used in calculating the hypothetical earnings and loses credited to an Account.

2.21 Participant.  “Participant” means any individual who is participating in this Plan as provided in Article III and any individual who has an Account under this Plan.

2.22 Payment Date.  “Payment Date” shall mean:

(a) with respect to distributions pursuant to an In-Service Distribution Schedule for a Deferral Period, the last regularly scheduled pay day in the January of the calendar year elected by the Participant.

(b) with respect to distributions to a Participant other than a Specified Employee pursuant to a Termination Distribution Schedule, the last regularly scheduled pay day during the first January or July commencing after the Participant’s Termination of Employment.

(c) with respect to distributions to a Specified Employee pursuant to a Termination Distribution Schedule, the last regularly scheduled pay day during the first January or July commencing after the end of the six (6) month period following the Participant’s Termination of Employment.  In no event shall the Payment Date pursuant to a Termination Distribution Schedule for any Participant who is a Specified Employee occur before the end of the six (6) month period following the Participant’s Termination of Employment.

(d)           with respect to distributions to a Participant on account of a death or Disability pursuant to Section 5.5, the last regularly scheduled pay day during the first January or July commencing after the death or Disability.

2.23 Plan.  “Plan” means the Sanmina-SCI Corporation Deferred Compensation Plan.

2.24 Retirement.  “Retirement” means Termination of Employment after the attainment of:

(a) Age sixty (60), or

(b) Age fifty-five (55) with seven (7) years of service with the Employer. A Participant shall be credited with a year of service for each full year in which the Participant remains employed by the Employer, beginning on the Participant’s initial hire date and ending on the date of the Participant’s Termination of Employment.

2.25 Salary.  “Salary” means the Participant’s base salary and quarterly bonus, but excluding any annual bonus, commissions, or other benefits payable to a Participant during the Deferral Period. A Participant’s Salary shall be determined without regard to any reductions (1) for any deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code or (2) pursuant to any Deferral Commitment.

2.26 Specified Employee.  “Specified Employee” means any Participant who qualifies as a “specified employee” as defined under Code section 409A.

2.27 Termination Distribution Schedule.  “Termination Distribution Schedule” means the distribution schedule elected by the Participant as part of the Deferral Commitment, in accordance with the procedure established by the Committee, which shall govern distributions upon Termination of Employment in accordance with Section 5.1.

2.28 Termination of Employment.  “Termination of Employment” means the Participant’s “separation from service” as defined under Code section 409A.

2.29  Unforeseeable Emergency.  “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an unexpected illness or accident of the Participant or his or her dependent (as defined in Code section 152(a) (without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty, or some other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  An Unforeseeable Emergency will not be deemed to exist if such emergency may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the service providers assets (to the extent such liquidation of the such assets would not cause severe financial hardship) or by cessation of deferrals under this Plan.

ARTICLE III

PARTICIPATION AND DEFERRAL COMMITMENTS

3.1 Eligibility.  An employee shall be eligible to participate in the Plan as of the later of:  (a) the date on which the employee becomes an Eligible Employee, or (b) the date the employee is notified of his or her eligibility to participate by the Committee and the material terms of such participation.

3.2 Deferral Commitments.  An Eligible Employee may elect to defer receipt of his or her Salary and/or Bonus by filing a Deferral Commitment in accordance with this Section 3.2.  The total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy the applicable employment tax, income tax and employee benefit plan withholding requirements.  The minimum aggregate amount that may be deferred by a Participant during a Deferral Period is $2,000.

(a) Salary Deferral Commitments.

(1) Except as otherwise provided in (2) below, a Participant may elect to defer any portion of the Participant’s Salary by submitting a Deferral Commitment prior to the commencement of the Deferral Period for which the election is to apply, provided that the Committee may require a Participant to submit a Deferral Commitment at an earlier date. Any election to defer Salary shall be irrevocable and shall apply only to the Salary payable with respect to services performed during the Deferral Period for which the election is made.

(2) Notwithstanding the foregoing, during the Participant’s initial year of eligibility, a Participant may elect to defer any portion of the Participant’s Salary by submitting a Deferral Commitment during the Participant’s Initial Election Period, provided that such Deferral Commitment shall be irrevocable and shall apply only to the Salary payable with respect to services performed after the Deferral Commitment is submitted.

(b) Bonus Deferral Commitments.

(1) Except as otherwise provided in (2) below, a Participant may elect to defer any portion of the Participant’s Bonus by submitting a Deferral Commitment no later than six (6) months preceding the end of the performance period to which the Bonus relates; provided that the Committee may require a Participant to submit a Deferral Commitment at an earlier date.  Any election to defer the Participant’s Bonus shall be irrevocable and shall apply only to the Bonus payable with respect to services performed during the Deferral Period for which the election is made.

(2) Notwithstanding the foregoing, during the Participant’s initial year of eligibility, a Participant may elect to defer any portion of the Participant’s Bonus by submitting a Deferral Commitment during the Participant’s Initial Election Period, provided that the portion of any Bonus deferred shall be prorated in accordance with Code section 409A.

(c) Distribution Election.  A Participant’s Deferral Commitment shall set forth a Termination Distribution Schedule or an In-Service Distribution Schedule with respect to the amounts deferred pursuant to such Deferral Commitment, and any earnings thereon, subject to the limitations described in Section 5.  The Committee may limit a Participant to a maximum number of In-Service and Termination Distribution Schedules.

3.3 Revocation of Deferral Commitment upon Unforeseeable Emergency.  In the event the Committee determines that a Participant has suffered an Unforeseeable Emergency or a Disability, or in the event the Participant will receive a hardship distribution (as defined in Treasury Regulations section 1.401(k)-1(d)(3)) under the Company’s 401(k) plan, such Participant’s Deferral Commitment with respect to the Deferral Period during which such Unforeseeable Emergency, Disability or hardship distribution occurs shall be cancelled in accordance with Code section 409A.  The Participant may submit a new Deferral Commitment with respect to future Deferral Periods to the extent permitted under Section 3.2.

ARTICLE IV

DEFERRED COMPENSATION ACCOUNTS

4.1 Accounts.  For record keeping purposes only, a separate Account shall be maintained for each Participant. Separate sub-accounts shall be maintained to the extent necessary to properly reflect the Participant’s election of Investment Funds under Section 4.2.  A Participant’s Account shall be credited from time to time to reflect a Participant’s Elective Deferred Compensation, any earnings or losses credited to the Account, and any distributions. The specific method of valuing the Accounts shall be in the sole discretion of the Committee.

4.2 Investment of Accounts.  A Participant shall designate the Investment Funds in which the Participant’s Account shall be hypothetically invested for purposes of determining the earnings and losses to be credited to that Account.  The Committee shall select the Investment Funds made available to Participants in its sole and absolute discretion, and the Committee may change the Investment Funds at any time. In the absence of a hypothetical investment election, the Participant’s Account shall be initially hypothetically invested in the Fixed Rate Fund.  Changes to existing hypothetical investment elections shall be effective in accordance with the procedures established by the Committee.

4.3 Vesting.  Each Participant’s Account, including earnings thereon, shall be 100% vested at all times.

ARTICLE V

PLAN BENEFITS

5.1 Distribution pursuant to Termination Distribution Schedule.

(a) In the case of a Participant who incurs a Termination of Employment, the Participant’s Account shall be paid to the Participant in the form of a lump sum on the Participant's Payment Date, unless the Participant is eligible for Retirement, has an Account balance of more than $25,000 at the time of such Termination of Employment, and has properly submitted a Termination Distribution Schedule pursuant to Section 3.2(c).  A Participant’s Termination Distribution Schedule may provide for one of the following distribution alternatives:

(1) A lump sum distribution on the Participant's Payment Date, or

(2) Substantially equal annual installments over a period of two (2) to fifteen (15) years, as elected by the Participant, commencing on the Participant's Payment Date.

(b) In the case of a Participant who incurs a Termination of Employment and has an Account balance of $25,000 or less or in the case of a Participant who incurs a Termination of Employment prior to Retirement, the Participant’s Account shall be paid to the Participant in a lump sum distribution on the Participant's Payment Date.

5.2 Distribution Pursuant to In-Service Distribution Schedule.

(a) A Participant may elect to receive a distribution while still employed by submitting an In-Service Distribution Schedule pursuant to Section 3.2(c).  An In-Service Distribution Schedule may provide for payment in the form of a lump sum or annual installments payable over a period of two (2) to four (4) years beginning on Participant’s Payment Date.  A Participant’s In-Service Distribution Schedule shall apply to the amounts specified by the Participant on his or her Deferral Commitment, and the earnings and losses credited thereto until the Payment Date, provided that the Participant has not yet incurred a Termination of Employment.  In the event a Participant incurs a Termination of Employment prior to the Payment Date, the Participant’s In-Service Distribution Schedule shall be void and the Participant’s Account shall be distributed in accordance with Section 5.1 above.

(b) A Participant may modify a previously submitted In-Service Distribution Schedule provided that:  (i) such modification shall not take effect until at least twelve (12) months after the date on which such modification is made, (ii) the Payment Date under such modification is deferred at least five (5) years from the previously scheduled Payment Date, and (iii) that such modification must be made no less than twelve (12) months before the previously scheduled Payment Date.  For purposes of modifying a previously submitted In-Service Distribution Schedule, a series of installment payments shall be treated as a single payment to be made on the scheduled Payment Date of the first installment.

5.3 Special Payment Elections.  To the extent permitted by the Committee, a Participant may modify a previously submitted In-Service or Termination Distribution Schedule provided that any such modification is submitted prior to 2009 and complies with the transition guidance under Code section 409A.

5.4 Distributions upon Change of Control.

In the event of a Change of Control, all Participant Accounts shall be paid in a lump sum to Participants as soon as practicable.

5.5 Distributions upon Disability or death.  In the event of the death or Disability of the Participant, such Participant’s Account shall be paid to the Participant’s Beneficiary or the Participant, as applicable, in a lump sum on the Payment Date following such Participant’s Death or Disability, unless the Participant elected an alternative form of distribution pursuant to Section 3.2(c), if and to the extent permitted by the Committee.

5.6 Distributions Upon an Unforeseeable Emergency.  Upon a finding that a Participant has suffered an Unforeseeable Emergency, the Committee may, in its sole discretion, make distributions from the Participant’s Account.  A Participant requesting a distribution on account of an Unforeseeable Emergency shall apply in the form and manner designated by the Committee and shall provide such additional information as the Committee may require.  The amount of the distribution under this Section 5.6 shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Unforeseeable Emergency, including any amounts necessary to pay federal, state and/or local income taxes reasonably anticipated to result from the distribution. If a distribution is made due to Unforeseeable Emergency in accordance with this Section 5.6, the Participant’s deferrals under this Plan shall cease in accordance with Section 3.3.

5.7 Inability to Locate Participant.  In the event that the Committee is unable to locate a Participant or Beneficiary within two (2) years following the required Payment Date, the amount allocated to the Participant's Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

5.8 Tax Withholding.  To the extent required by federal, state, or local law in effect at the time payments are made, the Employer shall withhold from any amount that is included in the Participant’s income hereunder any taxes required to be withheld by such law(s).

5.9 Valuation and Settlement.  The amount of a lump sum payment and the amount of installments shall be based on the value of the Participant’s Account as of the end of the month preceding the month of payment, in accordance with the procedures established by the Committee.

5.10 Payment to Guardian.  The Committee may direct payment to the duly appointed guardian, conservator, or other similar legal representative of a Participant or Beneficiary to whom payment is due.  In the absence of such a legal representative, the Committee may, in its sole and absolute discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Committee of incompetence, minority, or incapacity.  Such distribution shall completely discharge the Committee from all liability with respect to such benefit.

ARTICLE VI

BENEFICIARY DESIGNATION

6.1 Beneficiary Designation.  Subject to Section 6.3, each Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of such Participant’s death prior to complete distribution of the Participant’s Account.  Each Beneficiary designation shall be in the form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

6.2 Changing Beneficiary.  Subject to Section 6.3, any Beneficiary designation, other than the Participant’s spouse, may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.  The filing of a new properly completed Beneficiary designation shall cancel all Beneficiary designations previously filed.

6.3 Community Property.  If the Participant resides in a community property state, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

6.4 No Beneficiary Designation.  If any Participant fails to designate a Beneficiary in the manner provided in Section 6.1 and subject to Section 6.3, if the Beneficiary designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s Account, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a) The Participant’s spouse;

(b) The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take, by right of representation, the share the parent would have taken if living; or

(c) The Participant’s estate.

ARTICLE VII

ADMINISTRATION

7.1 Committee.  This Plan shall be administered by the Committee, in accordance with the Committee Charter. The Committee shall have the discretionary authority to interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise.  Members of the Committee may be Participants under this Plan.

7.2 Agents and Delegation.  The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may, from time to time, consult with counsel who may be counsel to the Company. Any reference in the Plan to the Committee shall be deemed to include a reference to any delegate of the Committee.

7.3 Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Plan.

7.4 Indemnification of Committee.  The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct by such member or as expressly provided by statute.

ARTICLE VIII

CLAIMS PROCEDURE

8.1 Claim.  The Committee shall establish rules and procedures to be followed by Participants and Beneficiaries in (a) filing claims for benefits, and (b) for furnishing and verifying proofs necessary to establish the right to benefits in accordance with this Plan, consistent with the remainder of this Article VIII. Such rules and procedures shall require that claims and proofs be made in writing and directed to the Committee.

8.2 Review of Claim.  The Committee shall review all claims for benefits. Upon receipt by the Committee of such a claim, it shall determine all facts which are necessary to establish the right of the claimant to benefits under the provisions of this Plan and the amount thereof as herein provided within ninety (90) days of receipt of such claim.  If prior to the expiration of the initial ninety (90) day period, the Committee determines additional time is needed to come to a determination on the claim, the Committee shall provide written notice to the Participant, Beneficiary or other claimant of the need for the extension, not to exceed a total of one hundred eighty (180) days from the date the application was received.

8.3 Notice of Denial of Claim.  In the event that any Participant, Beneficiary or other claimant claims to be entitled to a benefit under this Plan, and the Committee determines that such claim should be denied, in whole or in part, the Committee shall, in writing, notify such claimant that the claim has been denied, in whole or in part, setting forth the specific reasons for such denial.  Such notification shall be written in a manner reasonably expected to be understood by such claimant, shall refer to the specific sections of this Plan relied on, shall describe any additional material or information necessary for the claimant to perfect the claim, shall provide an explanation of why such material or information is necessary, and, where appropriate, shall include an explanation of how the claimant can obtain reconsideration of such denial.

8.4 Reconsideration of Denied Claim.

(a) Within sixty (60) days after receipt of the notice of the denial of a claim, such claimant or duly authorized representative may request, by mailing or delivery of such written notice to the Committee, a reconsideration by the Committee of the decision denying the claim.  If the claimant or duly authorized representative fails to request such a reconsideration within such sixty (60) day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Committee is correct.  If such claimant or duly authorized representative requests a reconsideration within such sixty (60) day period, the claimant or duly authorized representative shall have thirty (30) days after filing a request for reconsideration to submit additional written material in support of the claim, review pertinent documents, and submit issues and comments in writing.

(b) After such reconsideration request, the Committee shall determine within sixty (60) days of receipt of the claimant’s request for reconsideration whether such denial of the claim was correct and shall notify such claimant in writing of its determination.  The written notice of the Committee’s decision shall be in writing and shall include specific reasons for the decision, shall be written in a manner reasonably calculated to be understood by the claimant, and shall identify specific references to the pertinent Plan provisions on which the decision is based. In the event of special circumstances determined by the Committee, the time for the Committee to make a decision may be extended by an additional sixty (60) days upon written notice to the claimant prior to the commencement of the extension.

8.5 Employer to Supply Information.  To enable the Committee to perform its duties, the Employer shall supply full and timely information to the Committee of all matters relating to the Retirement, Disability, death, or other cause for Termination of Employment of all Participants, and such other pertinent facts as the Committee may require.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

9.1 Amendment.  Subject to any limitations described in the Committee Charter, the Committee may at any time amend this Plan by written instrument. No amendment shall reduce the amount accrued in any Accounts as of the date such notice of the amendment is given. After a Change of Control of the Company, this Plan may not be amended without the consent of at least 75% of the Participants.

9.2 Right to Terminate Plan.  Subject to 9.2(c) the Compensation Committee may partially or completely terminate this Plan if, in its judgment, the tax, accounting, or other effects of the continuance of this Plan would not be in the best interests of the Employer.

(a) Partial Termination.  The Compensation Committee may partially terminate this Plan by instructing the Committee not to accept any additional Deferral Commitments.  If such a partial termination occurs, this Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such partial termination.

(b) Complete Termination.  The Compensation Committee may completely terminate this Plan by choosing not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments, provided that such termination complies with Code section 409A.  If such a complete termination occurs, this Plan shall cease to operate and the Employer shall pay out all Accounts in a lump sum in accordance with Code section 409A.

(c) Termination After Change of Control. After a Change of Control, this Plan may not be completely or partially terminated without the consent of at least 75% of the Participants.

ARTICLE X

MISCELLANEOUS

10.1 Unfunded Plan.  This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, therefore, is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2 Unsecured General Creditor.  Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of the Company or any other party for payment of benefits under this Plan.  Any insurance contracts, mutual fund shares, stocks, bonds or other property purchased by the Company in connection with this Plan shall remain the Company’s general, unpledged, and unrestricted assets.  The Company’s obligation under this Plan shall be an unfunded and unsecured promise to pay money in the future.

10.3 Trust Fund.  At its discretion, the Company may establish one (1) or more trusts, with such trustees as the Committee may approve, for the purpose of providing for the payment of benefits owed under this Plan.  Although such a trust shall be irrevocable, its assets shall be held for payment of all the Company’s general creditors in the event of the Company’s insolvency or bankruptcy.  To the extent any benefits provided under this Plan are paid from any such trust, the Company shall have no further obligation to pay them.  If not paid from the trust, such benefits shall remain the obligation of the Company.  After the occurrence of a Change of Control, the Company will deposit an amount in trust at least equal to the amount necessary to cause the trust’s assets to equal the total of all Accounts under this Plan.  Thereafter, the Company will make additional deposits, no less often than monthly, as required to maintain trust assets at a level at least equal the total of all Accounts under this Plan.

10.4 Nonalienability.  Except as required under applicable federal, state, or local laws concerning the withholding of tax, rights to benefits payable under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind.  Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such supplemental benefit, whether currently or thereafter payable, shall be void.  Notwithstanding any provision of the Plan to the contrary, the Plan shall not recognize or give effect to any domestic relations order attempting to alienate, transfer or assign any Participant benefits.

10.5 Not a Contract of Employment.  This Plan shall not constitute a contract of employment between the Employer and the Participant.  Nothing in this Plan shall give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge a Participant at any time.

10.6 Protective Provisions.  A Participant shall cooperate with the Employer by furnishing any and all information and taking other actions as requested by the Employer in order to facilitate the administration of this Plan and the payment of benefits hereunder.

10.7 Governing Law.  The provisions of this Plan shall be construed and interpreted according to the laws of the state of California, except as preempted by federal law.

10.8 Validity.  In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.9 Notice.  Any notice required or permitted under this Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Employer’s records.

10.10 Successors.  The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.  The terms “successor” and “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this Plan as of the 12th day of March, 2009.

SANMINA-SCI CORPORATION
By: /s/ Jure Sola
Its: Chief Executive Officer